EXHIBIT 10.5

FORM OF

NON-QUALIFIED STOCK OPTION AWARD

UNDER

NAVIGANT CONSULTING, INC. 2005 LONG-TERM INCENTIVE PLAN

Unless otherwise defined herein, the defined terms in this Agreement will have the same meanings given to them in the Navigant Consulting, Inc. 2005 Long-Term Incentive Plan, as amended (the “Plan”). This Agreement will become null and void unless the Optionee accepts this Agreement by signing it in the space provided and returning it to the Company.

I.	NOTICE OF STOCK OPTION AWARD AND GENERAL TERMS

The Company maintains the Plan, under which Non-Qualified Stock Option awards may be granted to eligible persons as approved by the Compensation Committee of the Company’s Board of Directors or by a corporate officer to whom such authority has been delegated. The Plan is incorporated into and forms a part of this Agreement. The Company hereby grants to the person identified below the following Non-Qualified Stock Option award, subject to the terms of the Plan and this Agreement. The principal terms of the award are as follows:

Date of Grant:	[ ]

Name of Optionee:	[ ]

Total Number of shares of Common Stock Granted (“Shares”):	[ ]

Exercise Price Per Share:	$[ ]

Type of Option:	Non-Qualified Stock Option

Expiration Date:	[ ]	or, if earlier, three months after termination of employment or service

Exercise Provisions:

The Non-Qualified Stock Option award will vest on the following schedule: [                        ].

II.	AGREEMENT OF THE PARTIES

A. Grant of Option. The Company hereby grants to the person named in Section I above (the “Optionee”), an option (the “Option”) to purchase the number of Shares set forth in Section I above, at the per-Share exercise price set forth in Section I above, subject to the terms and conditions of the Plan, which are incorporated in this Agreement by reference. If there is a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan will prevail.

The Option is a non-qualified stock option, which means it is not intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

B. Vesting and Expiration Dates.

1.	The Option will vest according to the Exercise Provisions listed in Section I. Except as provided in subparagraphs 2 and 4 of this paragraph B, if the Optionee’s service with the Company and any of its Affiliates terminates before [ ], he or she will forfeit any portion of the Option that has not yet then vested as of the date of the termination.

2.	At the discretion of the Compensation Committee of the Company’s Board of Directors, all or any portion of the unvested Option may become vested upon the Optionee’s death or Permanent and Total Disability.

3.	If the Optionee’s employment or service with the Company ceases for any reason other than death, Permanent and Total Disability or termination for Cause, the Optionee shall be permitted to exercise any Option, to the extent it was exercisable on the date of such cessation, but only within three months of such cessation, or, if earlier, within the originally prescribed term of the Option as shown in Section I above; provided, however, that if the Optionee dies or becomes disabled within the three month period after the termination of such service, or, if earlier, within the originally prescribed term of the Option, the Optionee or the Optionee’s estate or personal representative may exercise the Option within 12 months after the date of the Optionee’s death or Permanent and Total Disability, but in no event beyond the originally prescribed term of the Option.

4.	If a Change in Control occurs before [ ] and the Optionee’s employment or service with the Company is terminated by the Company without Cause or by the Optionee with Good Reason within 24 months following such Change in Control, any unvested portion of the Option will immediately become fully vested and exercisable.

5.	“Good Reason” means any of the following actions, events or conditions that occur without the express written consent of the Optionee:

(i)	removal by the Company of the Optionee’s position as [ ];

(ii)	any material changes by the Company in the Optionee’s title, functions, duties, or responsibilities which changes would cause the Optionee’s position with the Company to become of significantly less responsibility, importance or scope as compared to the position and attributes that applied to the Optionee as of the date of the grant;

(iii)	any material failure by the Company to comply with the provisions of the Employment Agreement between the Optionee and the Company; or

(iv)	the requirement made by the Company that the Optionee relocate the Optionee’s residence;

provided that, the Optionee must provide written notice to the Companys’ Board of Directors of the Optionee’s intent to terminate employment for Good Reason due to the action, event or condition described in (i) through (iv) above within a period not to exceed ninety (90) days of the initial existence of the action, event or condition, and must provide the Company a period of at least thirty (30) days during which it may remedy the action, event or condition.

C. Exercise of Option. The Option may be exercised in whole or in part by following the procedures set forth in Section II of the Plan.

D. Cancellation and Rescission. The Option is subject to cancellation or rescission as provided in Section 5.12 of the Plan.

E. Non-Transferability. The Option is not transferable or assignable except as provided in Section V of the Plan.

F. Entire Agreement; Governing Law; Jurisdiction and Venue. The Plan, this Agreement and any document expressly referred to herein constitute the entire agreement of the parties with respect to the Option, and any and all prior oral or written representations are merged into this Agreement. This Agreement and all determinations made and actions taken pursuant to it, will be governed by the laws of the State of Delaware, without giving effect to that state’s principles of conflicts of law. Each party hereby irrevocably consents to exclusive jurisdiction and venue in state or federal courts located in Cook County, Illinois with respect to all matters relating to this Agreement or the Option.

G. No Right to Employment or Service. Nothing in the Plan or this Agreement will be construed as creating any right in the Optionee to continued employment with the Company, or as altering or amending the existing terms and conditions of the Optionee’s employment.

H. Option Confers No Rights as Stockholder. The Optionee has no rights as a stockholder of the Company with respect to any Shares of stock of the Company which are subject to the Option hereunder, unless and until the Optionee becomes a stockholder of record with respect to those Shares.

I. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by written agreement between the Company and the Optionee. The Optionee hereby releases and waives any claims against the Company based on any delay in the delivery of this Agreement.

J. Clawback Provision. The Optionee acknowledges that the Optionee has read the Company’s Policy on Recoupment of Incentive Compensation (the “Clawback Policy”). In consideration of the grant of the Option, the Optionee agrees to abide by the Clawback Policy and any determinations of the Board pursuant to the Clawback Policy. Without limiting the foregoing, and notwithstanding any provision of this Agreement to the contrary, the Optionee agrees that the Company shall have the right to require the Optionee to repay the value of the shares acquired upon exercise of the Option, as may be required by law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder) or in accordance with the terms of the Clawback Policy. This Section J shall survive the termination of the Optionee’s employment for any reason. The foregoing remedy is in addition to and separate from any other relief available to the Company due to the Optionee’s misconduct or fraud. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding upon the Optionee and all persons claiming through the Optionee.

The Optionee acknowledges he or she has reviewed a copy of the Plan and represents that he or she is familiar with its terms and provisions, and hereby accepts this Option subject to all of the terms and provisions of the Plan.

Navigant Consulting, Inc.

By:

Its:

Optionee:

(Optionee’s Signature)

Name Printed

Dated:

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